Exhibit 99.1

CHEMTURA TO BE ACQUIRED BY LANXESS IN ~$2.5 BILLION ALL-CASH TRANSACTION

Shareholders to Receive $33.50 Per Share

PHILADELPHIA, PA., September 25, 2016 – Chemtura Corporation (NYSE: CHMT) (Euronext Paris: CHMT) (“Chemtura”) today announced that it has entered into a definitive agreement pursuant to which LANXESS AG (“LANXESS”), a global specialty chemicals company, will acquire Chemtura in a transaction valued at approximately $2.5 billion. Under the terms of the agreement, Chemtura shareholders will receive $33.50 per share in cash for each outstanding share of common stock held, which represents an 18.9% premium to the stock’s closing share price of $28.18 on September 23, 2016. The respective boards of both companies have unanimously approved the transaction.

“For the past year, our management team and Board of Directors have been actively working to identify a transformative opportunity to create value for our shareholders and to enhance the scale, strength and diversity of our business, both vertically and geographically, for the benefit of our customers and employees. The transaction we are announcing today delivers on that promise,” said Craig A. Rogerson, President, Chief Executive Officer and Chairman of the Board of Chemtura. “It provides premium value to our shareholders and benefits our customers and employees by making Chemtura part of a larger, stronger global enterprise with the resources to fully support a more diverse suite of specialty chemicals products and services.”

Matthias Zachert, Chief Executive Officer and Chairman of the Board of Management of LANXESS, said: “With this acquisition, we are forming a major global player in the field of additives and are significantly strengthening our already profitable portfolio. We are confident that this transaction will create new and exciting opportunities for the customers and employees of both companies. The Chemtura team has built four industrial businesses into a highly attractive group of assets. In addition to the additives segment, Chemtura’s urethane and organometallics businesses will further diversify our company’s product offering.”

Mr. Rogerson concluded: “We believe LANXESS’s offer is recognition of the strength of our business, product portfolio and exceptional global team. I am confident that LANXESS shares Chemtura’s commitment to quality, safety and service and is the right home to ensure a bright future ahead.”

LANXESS will fund the transaction through existing liquidity and the issuance of new debt. The transaction is expected to close around mid-2017, subject to approval by the holders of Chemtura’s common stock, customary closing conditions and regulatory approvals.

Morgan Stanley & Co. LLC acted as financial advisor and Davis Polk & Wardwell LLP acted as legal advisor to Chemtura.

About Chemtura

Chemtura Corporation, with 2015 sales of $1.7 billion, is a global manufacturer and marketer of specialty chemicals. Additional information concerning Chemtura is available at www.chemtura.com.

About LANXESS

LANXESS is a leading specialty chemicals company with sales of EUR 7.9 billion in 2015 and about 16,700 employees in 29 countries. The company is currently represented at 55 production sites worldwide. The core business of

LANXESS is the development, manufacturing and marketing of chemical intermediates, specialty chemicals and plastics. Through ARLANXEO, the joint venture with Saudi Aramco, LANXESS is also a leading supplier of synthetic rubber. LANXESS is listed in the leading sustainability indices Dow Jones Sustainability Index (DJSI World) and FTSE4Good.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, Chemtura Corporation (“Chemtura”) will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Chemtura’s website at investor.chemtura.com or by contacting Chemtura’s investor relations department by telephone at (203) 573-2153 or via email at investor@chemtura.com.

PARTICIPANTS IN THE SOLICITATION

Chemtura and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Chemtura’s shareholders with respect to the proposed merger. Information about Chemtura’s directors and executive officers and their ownership of Chemtura’s common stock is set forth in the proxy statement for Chemtura’s 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, Chemtura’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 22, 2016, Chemtura’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which were filed with the SEC on April 28, 2016 and July 28, 2016, and Chemtura’s Current Reports on Form 8-K filed on February 22, 2016, April 28, 2016, May 9, 2016 and July 28, 2016. Shareholders and investors may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Chemtura’s directors and executive officers in the merger, which may be different than those of Chemtura’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

FORWARD-LOOKING STATEMENTS:

This communication and Chemtura’s other public pronouncements may contain forward-looking statements within the meaning of the U.S. federal securities laws, including, statements regarding the anticipated benefits of the merger to Chemtura’s shareholders, the expected consummation of the merger (which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the merger, such as regulatory approval for the merger, and the possibility that the merger will not be completed) and other risks and uncertainties discussed in the reports we file with the SEC, particularly Chemtura’s latest annual report on Form 10-K. All statements that address expectations or projections about the future, including with respect to actions that will drive earnings growth, demand for Chemtura’s products and expectations for growth, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond Chemtura’s control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results and the timing of events could differ materially from the results and/or timing expressed in forward-looking statements. Chemtura assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

CONTACTS

Chemtura Investors:

Matthew Sokol

Director, Investor Relations and Corporate Development

+1 (203) 573-2153

Chemtura Media:

Matt Benson/David Millar

Sard Verbinnen & Co

+1 (212) 687-8080